COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT IN
DREYFUS INTERNATIONAL GROWTH FUND, INC. AND THE MORGAN
STANLEY CAPITAL INTERNATIONAL EUROPE, AUSTRALASIA, FAR
EAST (EAFE(R)) INDEX

EXHIBIT A:

                                            MORGAN STANLEY
                    DREYFUS                 CAPITAL
    PERIOD      INTERNATIONAL               INTERNATIONAL EUROPE,
                    GROWTH                  AUSTRALASIA, FAR EAST
                     FUND                   (EAFE(R)) INDEX *

   6/29/93               10,000              10,000
   5/31/94               12,232              11,537
   5/31/95               11,277              12,106
   5/31/96               12,713              13,398
   5/31/97               13,649              14,408
   5/31/98               14,798              16,009

* Source: Lipper Analytical Services, Inc.